Exhibit 99. (a)(1)(e)

Outstanding Options
Vested 2005
					Original	Vested	and Later	Revised
	Option	Option	Options	Options	Option	2004 and	Subject to	Option
Name:	Number	Date	Granted	Outstanding	Price	Prior	Section 409A*	Price
XXXX	XXX	XXX	XXX	XXX	XXXX	XXX	XXX	XXX

* Only the stock options listed in this column are part of the tender offer. You may have other stock options that are not listed on this form and, if so, such options are not subject to 409A and are not part of this tender offer.